Exhibit 10.2
EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into the 9th day of August, 2013, by and between Village Bank and Trust Financial Corp., and Village Bank , a Virginia chartered Bank Holding company and a Virginia chartered bank corporation (together referred to as the “Corporation”), and THOMAS W. WINFREE (the “Executive”) is made effective on September 28, 2013, and

W I T N E S S E T H:

WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation’s behalf to the Executive; and

WHEREAS, the Executive has significant experience serving in senior bank management positions, including those of President and Chief Executive Officer, and the Corporation desires to employ the Executive as a key executive officer of the Corporation whose dedication, availability, advice and counsel to the corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are valuable to the Corporation; and

WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the services of the Executive; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

NOW, THEREFORE, to assure the Corporation of the Executive’s dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1.           EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, and the Executive agrees to, and does hereby, accept such employment, for the period beginning on September 28, 2013 and ending on September 27, 2014, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.  Until September 28, 2013, the Employment Agreement among the parties, dated as of September 28, 2010 shall remain in effect.  The parties anticipate that Executive will retire before September 27, 2014 and, if he does, his employment will terminate on the date he retires.

2.           EXECUTIVE DUTIES: Executive agrees that, during the term of his employment under this Agreement and in his capacity as the Chief Executive Officer, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability.  The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation’s By-laws or otherwise specified by its Board of Directors.  As Chief Executive Officer, the Executive will be the senior officer of the Corporation responsible for all day-to-day operations of the Corporation, have ultimate decision making authority for the Corporation in day-to-day operations, and to whom the President of the Corporation will directly report.  The Executive may also be appointed President of the Corporation by the Board of Directors.  The Executive shall be a member of and report to the Board of Directors, and shall be a member of the Executive Committee.

Notwithstanding the foregoing, the Corporation acknowledges that Executive is the managing member of the following five Virginia limited liability companies: The Warrenton Office Building, LLC; The Warrenton Office Building II, LLC; Towncrest Investments, LLC; Midlo Investments, LLC; and Midlothian Investments, LLC.  The Corporation agrees that so long as it does not interfere with his duties hereunder, Executive may continue to act as the managing member of each of these five limited liability companies.

3.           COMPENSATION: The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of Two Hundred Fourteen Thousand Two Hundred Dollars ($214,200.00), which shall be payable in monthly, semi-monthly or biweekly installments in conformity with Corporation’s policy relating to salaried employees.  Such salary may be increased in the sole and absolute discretion of the Corporation’s Board of Directors or Committee thereof duly authorized by the Board to so act.  The Board of Directors, in its discretion, may cause the Corporation to pay bonuses to the Executive from time to time.

4.           PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND OTHER BENEFITS: (i) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation’s facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation’s business and good will.

The Corporation shall provide an automobile for the Executive’s personal and business use (for which Executive will pay $100.00 per month).

5.           ILLNESS: In the event Executive is unable to perform his duties with reasonable accommodations under this Agreement on a full-time basis for a period of four (4) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a fall-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation.  These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

6.           DEATH: In the event of Executive’s death during the term of this Agreement, this Agreement shall terminate as of the end of the month in which Executive dies.  This Section 7 shall not affect the rights of any person under other contract between the Executive and either the Corporation or under any life insurance policy.

7.   TERMINATION:

(a)  Employee's employment hereunder may be terminated by either party upon thirty (30) days written notice to the other or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Corporation to suspend Employee’s duties and to place Employee on a paid leave during the notice period.

(b)           The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately.  Termination for “Cause” shall include termination for Employee’s failure, neglect or refusal to perform his duties and responsibilities without the same being corrected after ten days prior written notice or termination because of his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of  its Affiliates, or material breach of any other provision of this Agreement.  Any notice given under this subsection shall state that it is a notice pursuant to Section 9(d) of this Agreement and shall set forth the Board's complaints in detail sufficient to allow Employee to understand and correct them.  In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall be paid for all time worked, but thereafter have no right to receive compensation or other benefits under this Agreement.

(c)  This Agreement does not provide for or entitle Employee to receive any compensation on account of or on or after the termination of his employment.  Such matters may be covered in one or more separate agreements between the Corporation and the Employee.

8.           TERMINATION FOR CAUSE:  Notwithstanding the provisions of Section 1 of this Agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive’s employment for Cause.  For the purposes of this Agreement, “Cause” shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

9.           NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thomas W. Winfree
1510 Shallow Well Road
Manakin-Sabot, Virginia 23103

If to the Corporation:

Village Bank and Trust Financial Corp.
Village Bank
Attention: Chairman of the Board of Directors
P. O. Box 330
Midlothian, Virginia 23112

With a copy to:

Craig D. Bell, Esquire
McGuireWoods LLP
901 East Cary Street
Richmond, Virginia 23219-4030

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.           MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

11.           INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.           SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

13.           HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

14.           ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The Corporation shall pay all administrative fees associated with such arbitration.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrators deem just.

15.           CONFIDENTIALITY-NONSOLICITATION:

(a)           The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder.  The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation.  For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation’s financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it.  The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

(b)           Subject act to Section 19(c), during the term of this Agreement and throughout any future period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the termination of the last such position held by the Executive, or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is later, Employee covenants and agrees that he will not, without the prior written consent of the Corporation, solicit any existing or former customer or employee of the Corporation for any competing business regardless of its location.

(c)           If the Corporation terminates the employment of the Executive without Cause, the covenant set forth in Section 15(b) shall not apply.

16.           REGULATORY REQUIREMENTS:  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)  such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because the Corporation or any of its subsidiaries is declared by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound matter; or

(b)  such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation, including, without limitation, the Emergency Economic Stabilization Act of 2008, as amended, and the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

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IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the 9th day of August, 2013.

“EXECUTIVE”

ATTEST: /s/ Robert R. Staples			By:	/s/ Thomas W. Winfree
Thomas W. Winfree

Date:	August 9	, 2013

Village Bank and Trust Financial Corp.,
and Village Bank

ATTEST: /s/ Deborah M. Golding			By:	/s/ Craig D. Bell
AUTHORIZED OFFICER – Craig D. Bell
CHAIRMAN OF THE BOARD OF
DIRECTORS

Date:	August 9	, 2013